Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of November 7, 2025 (this “Amendment”), to the Agreement and Plan of Merger (the “Agreement”), dated as of September 21, 2025, is entered into by and among Metsera, Inc., a Delaware corporation (the “Company”), Pfizer Inc., a Delaware corporation (“Parent”), and Mayfair Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub have previously entered into the Agreement pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent; and

WHEREAS, the Company, Parent and Merger Sub desire to amend the Agreement in accordance with Section 8.04(b) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Amendment, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1.1 All capitalized terms used herein shall have the meanings set forth in the Agreement, unless the context indicates otherwise.

Section 1.2 Section 2.01(c) of the Agreement is hereby amended by replacing the reference in such Section to “$47.50” with “$65.60”.

Section 1.3 Section 8.02(b) of the Agreement is hereby amended by replacing the reference in such Section to “$190,000,000” with “$265,000,000”.

Section 1.4 Exhibit B to the Agreement is hereby deleted in its entirety and replaced with Annex A attached hereto.

Section 1.5 Item 1 of Annex B (Compensation-Related Disclosure Letter Rider) of the Company Disclosure Letter is hereby deleted in its entirety and replaced as set forth in Annex B attached hereto.

Section 1.6 The waiver letter from Parent to the Company, dated as of October 25, 2025 (as modified by the waiver delivered by Parent to the Company on October 28, 2025), is hereby terminated, withdrawn and revoked in its entirety. The Company agrees that, following the effectiveness of this Amendment, there is no Company Takeover Proposal that is a Qualifying Company Takeover Proposal or a Superior Company Proposal, and that if any Company Takeover Proposal is made following the effectiveness of this Amendment (including any amendment to any Company Takeover Proposal made prior to such effectiveness), the Company shall treat such Company Takeover Proposal as a new Company Takeover Proposal for purposes of Section 5.02 of the Merger Agreement, including the Notice Period.

Section 1.7 Effective upon the Closing, to the fullest extent permitted by applicable Law, the Company, on behalf of itself, its subsidiaries, Validae Health, L.P., Population Health Partners GP, LLC, ARCH Venture Fund XII, L.P., and ARCH Venture Fund XIII, L.P., each of the foregoing’s affiliates and each of the foregoing’s directors and officers (collectively, the “Company Parties”) hereby unequivocally, knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, remises, exculpates, acquits and forever discharges Parent and Parent’s subsidiaries, affiliates and each of their respective directors and officers (collectively, the “Parent Parties”) from any and all direct or derivative actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, setoffs, debts, demands, damages, costs, expenses, compensation and liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at law or in equity, which such Company Party had, has, or may have based upon, arising from, in connection with or relating to the Agreement, any agreement or instrument delivered in connection therewith, the transactions contemplated thereby and any actions taken or omitted with respect to Novo Nordisk A/S, its subsidiaries, affiliates and each of their respective directors and officers (collectively, the “Novo Parties”) in connection with or relating to the Agreement, in the case of each of the foregoing that relate to matters prior to the execution of this Amendment. From and after the Closing, each Company Party shall refrain from, directly or indirectly, asserting any direct or derivative claim or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any direct or derivative legal or arbitral proceeding of any kind against any Parent Party based upon any matter released under this Section 1.7. For the avoidance of doubt, the releases in this Section 1.7 do not amend the terms of the Agreement or the Confidentiality Agreement themselves, which remain in full force and effect.

Section 1.8 Effective upon the Closing, to the fullest extent permitted by applicable Law, Parent, on behalf of itself and the other Parent Parties, hereby unequivocally, knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, remises, exculpates, acquits and forever discharges the Company Parties from any and all direct or derivative actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, setoffs, debts, demands, damages, costs, expenses, compensation and liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at law or in equity, which such Parent Party had, has, or may have based upon, arising from, in connection with or relating to the Agreement, any agreement or instrument delivered in connection therewith, the transactions contemplated thereby and any actions taken or omitted with respect to the Novo Parties in connection with or relating to the Agreement, in the case of each of the foregoing that relate to matters prior to the execution of this Amendment. From and after the Closing, each Parent Party shall refrain from, directly or indirectly, asserting any direct or derivative claim or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any direct or derivative legal or arbitral proceeding of any kind against any Company Party based upon any matter released under this Section 1.8. For the avoidance of doubt, the releases in this Section 1.8 do not amend the terms of the Agreement or the Confidentiality Agreement themselves, which remain in full force and effect.

Section 1.9 Concurrently with the execution of this Amendment, the Company shall issue the press release attached hereto as Annex C.

Section 1.10 Except as otherwise expressly provided herein, the Agreement shall remain unchanged and in full force and effect.

Section 1.11 From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed to be a reference to the Agreement as amended by this Amendment.

Section 1.12 Sections 9.02, 9.04, 9.05, 9.06, 9.07, 9.08, 9.09, 9.10 and 9.11 of the Agreement shall apply mutatis mutandis to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

PFIZER INC., as Parent,

By:	/s/ Albert Bourla
	Name:	Albert Bourla
	Title:	Chairman and CEO

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

MAYFAIR MERGER SUB, INC., as Merger Sub,

By:	/s/ Deborah Baron
	Name:	Deborah Baron
	Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

METSERA, INC.

By:	/s/ Christopher Whitten Bernard
	Name:	Christopher Whitten Bernard
	Title:	President and Chief Executive Officer

Annex A

Exhibit B

to

Agreement and Plan of Merger

Form of CVR Agreement

[attached]

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT is made and entered into as of [●] (this “Agreement”) by and between Pfizer Inc., a Delaware corporation (“Parent”), and Equiniti Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”).

RECITALS

A. Metsera, Inc., a Delaware corporation (the “Company”), Parent and Mayfair Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of September 21, 2025 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Acquisition”).

B. Pursuant to the Merger Agreement, in connection with the Acquisition, Parent has agreed to issue contractual contingent value rights to receive, subject to the terms and conditions set forth in this Agreement, the Milestone Payments (as defined herein) contingent upon the achievement of the applicable Milestones (as defined herein) during each Milestone Period (as defined herein), to the record holders (the “Holders”) of (i) the outstanding Shares (as defined herein), other than Shares canceled or converted pursuant to Section 2.01(b) of the Merger Agreement and Appraisal Shares (such Shares to receive CVRs (as defined herein), the “CVR Shares”), (ii) Company Stock Options which have an exercise price per Share that is less than the Closing Amount (the “Company Options”) and (iii) Company Restricted Stock Awards, in each case that are outstanding as of immediately prior to the Effective Time.

C. In accordance with the Merger Agreement, one (1) CVR shall be issued for each CVR Share, and additional CVRs shall be issued in accordance with Section 2.03 of the Merger Agreement for the Shares underlying certain Company Options and Company Restricted Stock Awards.

AGREEMENT

The Parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree, for the equal and proportionate benefit of all CVR Holders, as follows:

SECTION 1 DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them below:

“Acting Holders” means CVR Holders of not less than forty percent (40%) of the outstanding CVRs as set forth in the CVR Register.

An “affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Business Day” means any day on which banks are not required or authorized by Law to close in New York, New York.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other similar transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.

“Clinical Trial Milestone” means the Initiation of the first Phase 3 Clinical Trial for the Combination Product for chronic weight management.

“Clinical Trial Milestone Payment” means $4.60 in cash, without interest, per CVR.

“Clinical Trial Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the Clinical Trial Milestone, a one-time payment equal to the product of (a) the Clinical Trial Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Clinical Trial Milestone Achievement Notice.

“Clinical Trial Milestone Payment Date” means the date that is selected by Parent not more than thirty (30) days following the date on which the Clinical Trial Milestone is achieved.

“Clinical Trial Milestone Period” means the period commencing as of the Effective Time and ending on December 31, 2027.

“Combination FDA Approval” means Regulatory Approval of the Combination Product in the United States for chronic weight management.

“Combination FDA Approval Milestone” means the receipt from the FDA by Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) of the Combination FDA Approval.

“Combination FDA Approval Milestone Payment” means $9.65 in cash, without interest, per CVR.

“Combination FDA Approval Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the Combination FDA Approval Milestone, a one-time payment equal to the product of (a) the Combination FDA Approval Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Combination FDA Approval Milestone Achievement Notice.

“Combination FDA Approval Milestone Payment Date” means the date that is selected by Parent not more than thirty (30) days following the date on which the Combination FDA Approval Milestone is achieved.

“Combination FDA Approval Milestone Period” means the period commencing as of the Effective Time and ending on December 31, 2031.

“Combination Product” means the injectable fixed dose combination of MET-233i and MET-097i on a dosing basis of on or around every twenty eight (28) days.

“Commercially Reasonable Efforts” means, with respect to any activities or decision-making by Parent pursuant to Section 4.3(a) with respect to any CVR Product, those efforts that are commensurate with the efforts of a pharmaceutical company similarly situated to Parent to develop a program or product of similar potential, market potential, and profit potential (taking into account payments under this Agreement) and at a similar stage of product life, based on conditions then prevailing and taking into account Parent’s and its affiliates’ other products, taking into account, without limitation (a) issues of efficacy, safety, and expected and actual approved labeling, as well as all other related commercial and scientific advantages and disadvantages, in each case, based on Parent’s evaluation thereof, (b) the expected and actual competitiveness of alternative products (including the development of other internal product candidates), (c) the expected and actual product profile of such CVR Product, including product usage convenience and usage convenience of other products, (d) the expected and actual patent and other proprietary position of such CVR Product, and the expected and actual freedom-to-operate landscape therefor, (e) the likelihood of, and timelines for, Regulatory Approval or pricing and reimbursement approval given the regulatory structure involved, including timing of entry to market and regulatory or data exclusivity, and other matters related to Regulatory Approval, pricing and reimbursement approval, and timing for development and commercialization, (f) supply chain management considerations, including manufacturing capabilities, availabilities, and timelines, (g) the expected and actual profitability and return on investment of such CVR Product, taking into consideration, among other factors, expected and actual (i) third party expenses, (ii) royalty, milestone, and other payments to third parties or the payments contemplated under this Agreement, (iii) the pricing and reimbursement relating to such CVR Product, and (iv) costs of exploitation of such CVR Product, (h) any delays or pauses in any development or regulatory activities related to such CVR Product relating to external factors (including pandemic, natural disaster, government shutdown, war, terrorist attack and cyber-attack, and actions, inactions, or requirements of, or as a result of, regulatory authorities or changes in law or regulation), and (i) all other relevant technical, legal, scientific, financial, commercial, medical, and other factors, including the effect that activities in one market may have on activities in another market. The Rights Agent expressly understands and agrees that the use of Commercially Reasonable Efforts may result in Parent or its affiliates ceasing to develop, seek or obtain Regulatory Approval for, or commercialize any CVR Product (in whole or in part), and that once such activities for such CVR Product have ceased in compliance with this definition of Commercially Reasonable Efforts, Commercially Reasonable Efforts do not require the continued re-evaluation of whether such activities must be re-initiated for such CVR Product.

“CVR” means the rights of CVR Holders to receive Milestone Payment Amounts pursuant to the Merger Agreement and this Agreement.

“CVR Holder” means a Person in whose name a CVR is registered in the CVR Register, who shall initially be the Holders.

“CVR Products” means (a) with respect to the Clinical Trial Milestone, the Combination Product, (b) with respect to the Mono FDA Approval Milestone, the Mono Product, and (c) with respect to the Combination FDA Approval Milestone, the Combination Product.

“Equity Award Holder” means a CVR Holder who was or has been granted a CVR with respect to a Company Equity Award.

“FDA” means the U.S. Food and Drug Administration, or any successor thereto.

“Initiate” means, with respect to a clinical study, to initiate the first dosing of the first human subject in such clinical study. “Initiating” has a correlative meaning.

“Initiation” means the act of Initiating a clinical study.

“MET-097i” means the compound denoted by the Company as MET-097i as of the date hereof, including (a) any molecule containing or derived from the same molecular scaffold as the compound denoted by the Company as MET-097i as of the date hereof, (b) any derivatives of such compounds or compounds described in clause (a), or (c) any stereoisomers or metabolites of the compound denoted by the Company as MET-097i as of the date hereof or compounds described in clauses (a) or (b); provided that, for purposes of this Agreement, a compound otherwise qualifying as “MET-097i” shall not cease to be MET-097i as a result of any change in the formulation of MET-097i.

“MET-233i” means the compound denoted by the Company as MET-233i as of the date hereof, including (a) any molecule containing or derived from the same molecular scaffold as the compound denoted by the Company as MET-233i as of the date hereof, (b) any derivatives of the compound denoted by the Company as MET-233i as of the date hereof or compounds described in clause (a), or (c) any stereoisomers or metabolites of the compound denoted by the Company as MET-233i as of the date hereof or compounds described in clauses (a) or (b); provided that, for purposes of this Agreement, a compound otherwise qualifying as “MET-233i” shall not cease to be MET-233i as a result of any change in the formulation of MET-233i.

“Milestone” means each of the Clinical Trial Milestone, the Mono FDA Approval Milestone and the Combination FDA Approval Milestone, as the context requires. The plural form “Milestones” shall mean the Clinical Trial Milestone, the Mono FDA Approval Milestone and the Combination FDA Approval Milestone, collectively.

“Milestone Achievement Notice” means each of the Clinical Trial Milestone Achievement Notice, the Mono FDA Approval Milestone Achievement Notice or the Combination FDA Approval Milestone Achievement Notice, as the context requires.

“Milestone Payment” means each of the Clinical Trial Milestone Payment, the Mono FDA Approval Milestone Payment or the Combination FDA Approval Milestone Payment, as the context requires. The plural form “Milestone Payments” shall mean the Clinical Trial Milestone Payment, the Mono FDA Approval Milestone Payment and the Combination FDA Approval Milestone Payment, collectively.

“Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the applicable Milestone, a one-time payment equal to the product of (a) the applicable Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice.

“Milestone Payment Date” means each of the Clinical Trial Milestone Payment Date, the Mono FDA Approval Milestone Payment Date or the Combination FDA Approval Milestone Payment Date, as the context requires. The plural form “Milestone Payment Dates” shall mean the Clinical Trial Milestone Payment Date, the Mono FDA Approval Milestone Payment Date and the Combination FDA Approval Milestone Payment Date, collectively.

“Milestone Period” means each of the Clinical Trial Milestone Period, the Mono FDA Approval Milestone Period or the Combination FDA Approval Milestone Period, as the context requires.

“Mono FDA Approval” means Regulatory Approval of the Mono Product in the United States for chronic weight management.

“Mono FDA Approval Milestone” means the receipt from the FDA by Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) of the Mono FDA Approval.

“Mono FDA Approval Milestone Payment” means $6.40 in cash, without interest, per CVR.

“Mono FDA Approval Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the Mono FDA Approval Milestone, a one-time payment equal to the product of (a) the Mono FDA Approval Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Mono FDA Approval Milestone Achievement Notice.

“Mono FDA Approval Milestone Payment Date” means the date that is selected by Parent not more than thirty (30) days following the date on which the Mono FDA Approval Milestone is achieved.

“Mono FDA Approval Milestone Period” means the period commencing as of the Effective Time and ending on December 31, 2029.

“Mono Product” means injectable MET-097i on a dosing basis of on or around every twenty eight (28) days.

“Parent Group” means any of Parent or its affiliates (or any of their respective designees, successors or assignees, including any successor-in-interest or assignee with respect to rights under a CVR Product).

“Parties” means Parent and the Rights Agent.

“Permitted Transfer” means: a transfer of CVRs (a) on death of the CVR Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the CVR Holder upon the death of the settlor; (c) pursuant to a court order (including in connection with bankruptcy or liquidation); (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner; (f) with the written consent of Parent; (g) if the CVR Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or (h) as provided in Section 2.6.

“Phase 3 Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects in an indicated patient population that is designed to establish that such product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support the submission of an application for Regulatory Approval of such product, including the trials referred to in 21 C.F.R. § 312.21(c) or 21 C.F.R. Part 314 Subpart H, as amended, or their foreign equivalents. A Phase 3 Clinical Trial includes (a) with respect to a “phase 2/3 clinical trial,” only the portion of such clinical trial that is regarded as its phase 3 component, in accordance with the applicable protocol, and otherwise satisfies the requirements of this definition and the “Initiation” of such Phase 3 Clinical Trial shall be deemed to be achieved upon the first dosing of the first human subject under the phase 3 component of such clinical trial, in accordance with the applicable protocol, and (b) any human clinical trial that would, based on interactions with a regulatory authority or otherwise prior to the initiation of such trial, satisfy the requirements of 21 C.F.R. § 312.21(c) or 21 C.F.R. Part 314 Subpart H (or their successor regulations or the non-U.S. equivalents thereof).

“Regulatory Approval” of a CVR Product means all approvals of the FDA that are necessary for the commercial marketing and sale or introduction into interstate commerce of the CVR Product, including, as applicable, a Biologics License Application or New Drug Application, as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended, and any applicable regulations promulgated thereunder by the FDA, including approval through the FDA’s Fast Track program, Accelerated Approval program or other FDA accelerated or conditional approvals.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Shares” means shares of common stock, par value $0.00001 per share, of the Company.

“Significant Pharmaceutical Company” means a company (a) which, together with its affiliates, has capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products for human use, (b) which, together with its affiliates, has development, regulatory and scientific infrastructure relevant to the applicable CVR Product that is sufficient to develop such CVR Product, (c) that, in its most recent fiscal year completed prior to the close of the transaction pursuant to which such company obtained global rights to the applicable CVR Product, either (i) had annual consolidated revenues (with its affiliates) of at least $5 billion, as reflected in such company’s audited financial statements, or (ii) was one of the top thirty (30) pharmaceutical companies, as determined based on worldwide annual revenue, and (d) which would reasonably be expected to have sufficient available cash to pay the applicable Milestone Payment Amount payable to all CVR Holders when due in accordance with the terms of this Agreement.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

SECTION 2 CONTINGENT VALUE RIGHTS

2.1 Authority; Issuance of CVRs; Appointment of Rights Agent.

(a) Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Rights Agent, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity). The execution, delivery and performance by Parent of this Agreement does not, and the consummation of the transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the organizational documents of Parent, (ii) any contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any judgment or law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of the foregoing clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, prevent the consummation of, or materially impair Parent’s ability to consummate, the transactions contemplated hereby. No consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) At the Effective Time (or thereafter as provided in the Merger Agreement), one (1) CVR will be issued with respect to each CVR Share and each Share underlying the Company Options and Company Restricted Stock Awards in accordance with the terms of the Merger Agreement.

(c) Parent hereby appoints Equiniti Trust Company, LLC as the Rights Agent to act as rights agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and Equiniti Trust Company, LLC hereby accepts such appointment.

2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any purported transfer of a CVR in violation of this Section 2.2 shall be null and void ab initio.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep an up-to-date register (the “CVR Register”) for the registration of the CVRs and Permitted Transfers of the CVRs as herein provided.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer in a form reasonably satisfactory to the Rights Agent, duly executed by the registered CVR Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, including the evidence of authority of the party presenting the CVR for transfer, which authority may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. A request for a transfer of a CVR must be accompanied by such documentation establishing that the transfer is a Permitted Transfer. Upon receipt of such written request and materials, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement as those previously held by the transferor. No transfer of a CVR will be valid unless and until registered in the CVR Register, and any transfer not duly registered in the CVR Register shall be null and void ab initio. Any registration, transfer or assignment of the CVRs shall be without charge to the Holder (other than payment of a sum to the extent necessary to cover any stamp or other Tax or other governmental charge that is imposed in connection with any such registration, transfer or assignment).

(d) Subject to the Rights Agent’s bona fide procedures to validate the identity of a CVR Holder, a CVR Holder (or an authorized representative thereof) may make a request to the Rights Agent to change such CVR Holder’s address of record in the CVR Register. Upon receipt of such request and proper validation of the identity of such CVR Holder, the Rights Agent shall promptly record the change of address in the CVR Register. The written request must be duly executed by the CVR Holder and conform to such other reasonable requirements as the Rights Agent may from time to time establish.

2.4 Payment Procedure.

(a) If the Clinical Trial Milestone is achieved at any time prior to the expiration of the Clinical Trial Milestone Period, then, on or prior to the Clinical Trial Milestone Payment Date, Parent will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Clinical Trial Milestone Achievement Notice”) certifying the date of the achievement of the Clinical Trial Milestone and that each Holder is entitled to receive the Clinical Trial Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Clinical Trial Milestone Payment Amounts due to all CVR Holders (other than Clinical Trial Milestone Payment Amounts due to Equity Award Holders, which amounts shall be retained by Parent for payment in accordance with Section 2.4(e) hereof and Section 2.03 of the Merger Agreement) pursuant to Section 4.2.

(b) If the Mono FDA Approval Milestone is achieved at any time prior to the expiration of the Mono FDA Approval Milestone Period, then, on or prior to the Mono FDA Approval Milestone Payment Date, Parent will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Mono FDA Approval Milestone Achievement Notice”) certifying the date of the achievement of the Mono FDA Approval Milestone and that each Holder is entitled to receive the Mono FDA Approval Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Mono FDA Approval Milestone Payment Amounts due to all CVR Holders (other than Mono FDA Approval Milestone Payment Amounts due to Equity Award Holders, which amounts shall be retained by Parent for payment in accordance with Section 2.4(e) hereof and Section 2.03 of the Merger Agreement) pursuant to Section 4.2.

(c) If the Combination FDA Approval Milestone is achieved at any time prior to the expiration of the Combination FDA Approval Milestone Period, then, on or prior to the Combination FDA Approval Milestone Payment Date, Parent will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Combination FDA Approval Milestone Achievement Notice”) certifying the date of the achievement of the Combination FDA Approval Milestone and that each Holder is entitled to receive the Combination FDA Approval Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Combination FDA Approval Milestone Payment Amounts due to all

CVR Holders (other than Combination FDA Approval Milestone Payment Amounts due to Equity Award Holders, which amounts shall be retained by Parent for payment in accordance with Section 2.4(e) hereof and Section 2.03 of the Merger Agreement) pursuant to Section 4.2.

(d) The Rights Agent will promptly, and in any event within five (5) Business Days of receipt of the applicable Milestone Achievement Notice and any letter of instruction reasonably required by the Rights Agent together with the Milestone Payment Amount, send each CVR Holder at its registered address a copy of the applicable Milestone Achievement Notice (at Parent’s sole cost and expense) and pay the applicable Milestone Payment Amount to each CVR Holder that is not an Equity Award Holder (i) by check mailed to the address of such CVR Holder as reflected in the CVR Register as of the close of business on the date of the applicable Milestone Achievement Notice or (ii) with respect to any such CVR Holder that is due an aggregate amount in excess of $1,000,000 and has provided the Rights Agent with wiring instructions, by wire transfer of immediately available funds to the account designated in such instruction.

(e) With respect to any Milestone Payment Amount due to any Equity Award Holder, Parent shall, or shall cause the Surviving Corporation or an affiliate thereof to, pay, as soon as reasonably practicable following the Milestone Payment Date (or, in the case of Company Equity Awards that are unvested as of immediately prior to the Effective Time (and that do not vest by their terms as a result of the occurrence of the Effective Time), the applicable vesting date (which for CVRs in respect of Company Stock Options shall be no later than the first anniversary of the Closing subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing) if later (for clarity, no payment shall be made unless and until the Company Equity Award has vested)), through Parent’s, the Surviving Corporation’s or such affiliate’s payroll system or by the Paying Agent, the Milestone Payment Amount applicable to such Equity Award Holder, in each case subject to Section 2.03(c) of the Merger Agreement. If Parent determines that it is not reasonably practicable to make any such payment in accordance with this Section 2.4(e through the applicable payroll system or payroll provider or by the Paying Agent, then the Surviving Corporation will issue a check for such payment to such Equity Award Holder (less applicable withholding Taxes, if any), which check will be sent by overnight courier to the most recent address on the Surviving Corporation’s personnel records for such Equity Award Holder as soon as reasonably practicable following the Milestone Payment Date, in each case subject to Section 2.03(c) of the Merger Agreement.

(f) Any portion of the aggregate Milestone Payment Amounts that remain undistributed to the CVR Holders twelve (12) months after the date of the Milestone Achievement Notice shall be delivered by the Rights Agent to Parent, upon demand, and any CVR Holder shall thereafter look only to Parent for payment of such CVR Holder’s Milestone Payment Amount, without interest, but such CVR Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(g) Neither Parent nor the Rights Agent shall be liable to any Person in respect of the Milestone Payment Amounts delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If, despite Parent’s and/or the Rights Agent’s obligations as provided herein to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to any Governmental Entity, any such Milestone Payment Amount shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) With respect to cash deposited by Parent with the bank or financial institution designated by Rights Agent, Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate AA-rated demand deposit account, therefor in the name of Rights Agent for the benefit of the Company. Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable tax withholding payments. Rights Agent shall have no responsibility or liability for any diminution of funds that may result from any deposit or investment made by Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of Rights Agent. Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, the Company, any holder or any other party. Rights Agent is acting as an agent hereunder and is not a debtor of the Company in respect of cash deposited hereunder. For the avoidance of doubt, Parent acknowledges that (i) the Rights Agent is not a bank, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any governmental authority as a bank.

(i) Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs to the extent required under applicable Law. Parent shall use commercially reasonable efforts to cooperate with Rights Agent to provide any information in Parent’s possession and not otherwise available to Rights Agent as is reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(i).

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any CVR Holder, except as specifically provided herein.

(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Acquisition. The rights of the CVR Holders and the obligations of Parent are contract rights limited to those expressly set forth in this Agreement, and such CVR Holders’ sole right to receive property hereunder is the right to receive cash from Parent, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

2.6 Ability to Abandon the CVR. A CVR Holder may at any time at its option abandon all of its remaining rights in a CVR by transferring the CVR to Parent or any of its successors or assigns without consideration therefor, and Parent shall promptly notify the Rights Agent in writing of such transfer. Nothing in this Section 2.6 is intended to prohibit Parent or any of its affiliates from offering to acquire CVRs for consideration in its sole discretion. Any CVRs acquired by Parent or any of its affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Sections 5 and 6.

2.7 Withholding.

(a) Each member of the Parent Group (including the Surviving Corporation), the Rights Agent, and any other Person who has any obligation to deduct or withhold from any amount payable pursuant to this Agreement shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the amounts otherwise payable pursuant to this Agreement such amounts as are required by applicable Law to be deducted and withheld. Prior to making any such withholdings or causing any such withholdings to be made with respect to any CVR Holder, except with respect to amounts treated as compensation for Tax purposes, Rights Agent shall provide, if applicable, a reasonable opportunity for such CVR Holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts. Each member of the Parent Group (including the Surviving Corporation) and the Rights Agent may assume all such forms in its possession or provided by any such CVR Holder are valid under applicable Tax Law until subsequently notified by such CVR Holder. Unless otherwise directed by Parent, the Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Entity in accordance with applicable Law. To the extent that amounts are so deducted or withheld and properly remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b) It is intended that each payment provided under this Agreement with respect to an Equity Award Holder (the “Payments”) is a separate “payment” for purposes of Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations. For the avoidance of doubt, it is intended that the Payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Payments comply, and this Agreement be interpreted to the greatest extent possible, as consistent with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) – that is, as “transaction-based compensation.” Therefore, Payments under this Agreement may be earned or paid after the fifth (5th) anniversary of the Closing. To the extent this Agreement (and any definitions hereunder), or any payments hereunder, are not exempt, they shall be construed in a manner that complies with Section 409A and shall incorporate by reference all required definitions and payment terms. The Parties intend to treat each Milestone as a valid performance condition and each respective Milestone Payment as subject to a substantial risk of forfeiture as defined under Section 409A. Notwithstanding the foregoing, none of Parent, the Company, or any of their respective Representatives make any representation or warranty and will have no liability to any Person if any payments under this Agreement are determined to constitute deferred compensation under Section 409A (or any similar U.S. state tax law) that are subject to certain additional federal, state or other Taxes.

2.8 Tax Treatment. For U.S. federal and applicable state and local income Tax purposes, except to the extent that any portion of any Milestone Payment Amount is required to be treated as imputed interest under applicable Tax Law, the Parties intend to treat (a) the Milestone Payments made in respect of the CVRs issued in exchange for Company Common Stock and any Company Restricted Stock Award with respect to which an election under Section 83(b) of the Code has been timely made and provided to Parent as additional consideration for or in respect of such Company Common Stock (or applicable Company Restricted Stock Award) pursuant to the Merger Agreement (and not to treat the issuance of the CVR to holders of Company Common Stock (or applicable Company Restricted Stock Award) as a payment itself) and (b) Milestone Payments made in respect of the CVRs issued in respect of the Company Equity Awards, other than Company Restricted Stock Awards with respect to which an election under Section 83(b) of the Code has been timely made, as additional compensation for or in respect of the applicable Company Equity Awards (and not to treat the issuance of the CVR to holders of Company Equity Awards as a payment itself), and, in each case, none of the Parties will take any position to the contrary on any Tax Return, any other filing with a Governmental Entity related to Taxes or for other Tax purposes except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law) or a change in Law after the date hereof. The Parties shall report imputed interest on the CVRs to the extent required by applicable Law.

SECTION 3 THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement or for any other damages or causes of action arising from or related to the Agreement, except to the extent of its willful or intentional misconduct, bad faith, gross negligence or fraud (in each case as determined by a court of competent jurisdiction).

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent. All rights of action under this Agreement may be enforced by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

3.2 Certain Rights of Rights Agent. The provisions of this Section 3.2 below shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent and the exercise, termination and expiration of the CVRs. The Rights Agent undertakes to perform only the duties and obligations specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the Rights Agent. In addition, Parent, the Company and the CVR Holders each agree that the Rights Agent shall have the following rights:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, power of attorney, endorsement, order or other paper or document believed by it in good faith to be genuine and to have been signed, executed and, where necessary, verified or acknowledged by the proper party or parties;

(b) the Rights Agent may rely on and shall be held harmless in acting upon written (including electronically transmitted) or oral instructions from Parent, the Company or any CVR Holder with respect to any matter relating to its acting as Rights Agent;

(c) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence, willful or intentional misconduct or fraud on its part (in each case, as determined by a court of competent jurisdiction), rely upon a certificate signed by an authorized officer of Parent, in their capacity as such an officer, and delivered to the Rights Agent;

(d) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall, in the absence of bad faith, gross negligence, willful or intentional misconduct or fraud on its part (in each case, as determined by a court of competent jurisdiction), be full and complete authorization and protection in respect of any action taken, or omitted by it hereunder in good faith and in reliance thereon;

(e) in the absence of a duty specifically set forth in this Agreement, the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent, as applicable, only;

(h) the Rights Agent shall not be obligated to take any legal or other action hereunder which might, in its judgment, subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it;

(i) the Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order;

(j) the Rights Agent shall not be deemed to have any knowledge of any event of which it was to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing;

(k) the Rights Agent shall not assume any obligations or relationship of agency or trust with any CVR Holder;

(l) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense (including the reasonable and properly documented out-of-pocket fees and expenses of legal counsel and reasonable and properly documented out-of-pocket fees and expenses arising directly or indirectly from the Rights Agent enforcing its rights hereunder) for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement or otherwise arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss and including the costs and expenses of enforcing its rights hereunder, unless such loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, willful or intentional misconduct or fraud; and

(m) Parent agrees (i) to pay the reasonable and properly documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, and reasonable and properly documented out-of-pocket expenses incurred by the Rights Agent in the execution of and performance of its duties under this Agreement (other than (A) withholding Taxes owed by CVR Holders or (B) income, receipt, franchise or similar Taxes imposed on the Rights Agent).

3.3 Appointment of Successor. The Rights Agent may resign at any time by giving written notice thereof to Parent and the CVR Holders specifying a date when such resignation shall take effect, which notice shall be sent at least forty-five (45) days prior to the date so specified. Parent shall have the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least forty-five (45) days prior to the date so specified.

(a) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of forty-five (45) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then any CVR Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.

(b) Parent shall give notice of each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the CVR Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(c) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent hereunder; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent hereunder.

SECTION 4 COVENANTS

4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within twenty (20) Business Days of the Closing Date.

4.2 Payment of Milestone Payments. Parent shall duly and promptly deposit with the bank or financial institution designated by the Rights Agent (or, if applicable, pay through its or its affiliate’s payroll system) the Milestone Payment, if any, for payment in respect of each CVR in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3 Direction and Control of Business; Other Covenants.

(a) With respect to each Milestone, Parent shall, and shall cause the Surviving Corporation to, (i) use Commercially Reasonable Efforts to achieve such Milestone prior to the end of, but solely during, the Milestone Period for such Milestone and (ii) not (A) take any action or (B) fail to take any action, in either case, with the primary purpose of avoiding the achievement of such Milestone or payment of the applicable Milestone Payment.

(b) Parent owes no obligation or duty, as a fiduciary or otherwise, to the Rights Agent, any CVR Holder or any other Person in connection with its operation of the Surviving Corporation’s business following the Closing except as set forth in Section 4.3(a) above. The Rights Agent (on behalf of itself and on behalf of the CVR Holders) acknowledges that (i) (A) Parent makes no guarantees or promises that any Milestone will be achieved at all or by a specific date or is achievable, and (B) no assessments or predictions regarding the likelihood of any Milestone being achieved has been or is provided hereby, and no reliance thereon should be made, (ii) there is no assurance that the CVR Holders will receive any Milestone Payment Amount with respect to any Milestone as described under Section 2.4 unless such Milestone is achieved, (iii) Parent has not, prior to or after the date hereof, promised or projected any amounts to be received by the CVR Holders in respect of any payments described in Section 2.4, (iv) subject to the obligations in Section 4.3(a), none of the Rights Agent and any CVR Holder is relying on or has relied on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof) in respect of any payments described in Section 2.4 including with respect to the operation of the Surviving Corporation’s business following the Closing, (v) except for Parent’s obligations set forth in Section 4.3(a), Parent and its affiliates shall have the right to own, operate, use, license, develop and otherwise commercialize the assets of the Surviving Corporation’s business (or not) in any way that Parent or any of its affiliates deems appropriate in its sole business judgment and (vi) except for Parent’s obligations set forth in Section 4.3(a), neither Parent nor any of its affiliates has any obligation, express or implied, to develop, manufacture, commercialize, or otherwise exploit the assets of the Surviving Corporation’s business (including any CVR Products) in order to maximize or expedite the payments described in Section 2.4. Except for Parent’s obligations set forth in Section 4.3(a), the Rights Agent (on behalf of itself and on behalf of the Holders) hereby (x) disclaims reliance on any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof), and (y) understands and agrees that any such promises, representations, warranties, projections and other information, documents and materials (or absence thereof) are specifically disclaimed by Parent.

(c) In the event that any Milestone has not yet been achieved and Parent desires to consummate a Change of Control prior to the earlier of the expiration of the applicable Milestone Period or termination of this Agreement pursuant to Section 6.12, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement. No later than five (5) Business Days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent a certificate signed by an authorized officer of Parent, in his or her capacity as such officer, stating that such Change of Control complies with this Section 4.3(c) and that all conditions precedent herein relating to such transaction have been complied with.

(d) Parent shall cause its affiliates to comply with the terms of this Agreement and shall be responsible for any breaches of this Agreement which are caused by any such affiliates and their respective Representatives if such Representatives were acting at the direction of Parent or its affiliates.

(e) Notwithstanding anything in this Agreement or otherwise to the contrary (including in any agreement between any of Parent, the Company, any subsidiaries thereof, any shareholder, equity holder or any other counterparty), the only rights and interests of the CVR Holders (or any person seeking the benefit of any CVR) in respect of a CVR shall be those set forth in this Agreement and no CVR Holder (or any person acting on their behalf or for their benefit) may enforce any other right or interest against any person in respect of a CVR.

SECTION 5 AMENDMENTS

5.1 Amendments without Consent of CVR Holders.

(a) Subject to Section 5.3, whether with or without the consent of any CVR Holders, the Rights Agent and Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent shall consider to be for the protection or benefit of the CVR Holders; provided that, in each case, such provisions shall not adversely affect the interests of the CVR Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not adversely affect the interests of the CVR Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act or any applicable state securities or “blue sky” laws; provided that, such provisions shall not adversely affect the interests of the CVR Holders;

(v) to evidence the assignment of this Agreement by Parent as provided in Section 6.5; or

(vi) to add, eliminate or change any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the CVR Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of Section 5.1(a), Parent shall mail (or cause the Rights Agent to mail, at Parent’s sole expense) a notice thereof by first class mail to the CVR Holders at their addresses as they shall appear on the CVR Register, setting forth (i) in general terms the substance of such amendment and (ii) the text of such amendment.

5.2 Amendments with Consent of CVR Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the CVR Holders), with the written consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the CVR Holders or Parent, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the CVR Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of Section 5.2(a), Parent shall mail (or cause the Rights Agent to mail, at Parent’s sole expense) a notice thereof by first class mail to the CVR Holders at their addresses as they shall appear on the CVR Register, setting forth in (i) general terms the substance of such amendment and (ii) the text of such amendment.

5.3 Execution of Amendments. As a condition precedent to the execution of any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

5.4 Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every CVR Holder shall be bound thereby.

SECTION 6 MISCELLANEOUS PROVISIONS

6.1 Entire Agreement; Counterparts. This Agreement, the Merger Agreement and the other agreements, exhibits, annexes, and schedules referred to in the Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties and their affiliates, or any of them with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6.2 Notices to Rights Agent or Parent. All notices, requests, instructions, demands, waivers and other communications or documents required or permitted to be given under this Agreement by either Party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by electronic mail or overnight courier to such Party, in the case of mail or overnight courier, with a copy sent via electronic mail, at the following addresses:

If to Parent:

Pfizer Inc.

66 Hudson Boulevard East

New York, New York, 10001

Attention:	Douglas Lankler, Chief Legal Officer
Email:	[****]

with copies (that shall not constitute notice) to:

Pfizer Inc.

66 Hudson Boulevard East

New York, NY 10001

Attention:	Alison L. M. O’Neill, Chief Counsel, Strategic Transactions
Email:	[****]

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	David K. Lam
Steven R. Green
Email:	[****]
[****]

If to Rights Agent:

Equiniti Trust Company, LLC

28 Liberty Street, Floor 53

New York, NY 10005

Attn:	Reorg Department
Email:	[****]

with a copy (which shall not constitute notice) to:

Equiniti Trust Company, LLC

28 Liberty Street, Floor 53

New York, NY 10005

Attn:	Legal Department
Email:	[****]

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. All such notices, requests, instructions, demands, waivers and other communications or documents given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon transmission, if sent by email transmission prior to 6:00 p.m. recipient’s local time; the Business Day following the date of transmission, if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

6.3 Notice to CVR Holders. Where this Agreement provides for notice to CVR Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each CVR Holder affected by such event, at the CVR Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to CVR Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular CVR Holder shall affect the sufficiency of such notice with respect to other CVR Holders.

6.4 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective permitted successors and permitted assigns.

6.5 Parent Successors and Assigns. Parent may assign or otherwise transfer any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other Person, to (i) one or more of its controlled affiliates, but only for so long as it remains a controlled affiliate of Parent, or (ii) any purchaser, licensee or sublicensee of all or substantially all of (but not less than all or substantially all of) the rights controlled by Parent (or the applicable Person included in Parent Group) to the CVR Products in accordance with Parent’s obligations under this Agreement, which is a Significant Pharmaceutical Company, (b) in compliance with Section 4.3(c) or (c) otherwise with the prior written consent of the Acting Holders, to any other Person (each, an “Assignee”); provided that the Assignee agrees in a writing delivered to Rights Agent that Assignee shall assume and be bound by all of the terms and conditions of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Parent (and any other assignor) shall agree to remain liable for the performance by each Assignee of all obligations of Parent (or such other assignor, if applicable) hereunder. Subject to compliance with the requirements set forth in Section 4.3(c) and this Section 6.5 relating to assignments or other transfers, this Agreement shall not restrict Parent Group’s ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s and its affiliates’ respective successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume the due and punctual payment of the Milestone Payments and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to the extent to be performed or observed (or to be observed) by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent, except to an affiliate of the Rights Agent in connection with a corporate restructuring. Any attempted assignment, transfer or delegation of this Agreement or any such rights in violation of this Section 6.5 shall be void and of no effect.

6.6 Benefits of Agreement; Remedies.

(a) Parent, and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are for the benefit of the CVR Holders, who are each intended third-party beneficiaries hereof; provided, however, that without limiting the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all CVR Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at Law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and, other than the Acting Holders, no individual CVR Holder or other group of CVR Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual CVR Holder to seek a payment due from the applicable party pursuant to Section 2.4 solely to the extent that such payment has been finally determined to be due and payable under this Agreement and has not been paid when due); provided, further, that all CVR Holders (including the Acting Holders) must enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and not the Rights Agent. In any such action, the Acting Holders shall be deemed to represent all CVR Holders. Amounts collected by the Acting Holders in any such suit shall be paid first to reimburse the legal fees and other costs and expenses incurred by the Acting Holders and the balance shall be distributed to all CVR Holders. Acting Holders acting pursuant to this Section 6.6(a) on behalf of all CVR Holders shall have no liability to any other CVR Holders for any such actions.

(b) Nothing in this Agreement, express or implied, shall give to any Person (other than the Parties hereto, the Acting Holders (acting on behalf of the CVR Holders) and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Parties hereto, the CVR Holders and their permitted successors and assigns. The rights of CVR Holders and their permitted successors and assigns hereunder are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any CVR Holder or CVR Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent, and Parent, which notice, if given, shall be irrevocable.

6.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Parties expressly acknowledge and agree that (a) the requirements of 6 Del. C § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware law to this Agreement, the relationship of the Parties and the interpretation and enforcement of the rights and duties of the Parties hereunder, (b) the Parties have a reasonable basis for the application of Delaware law to this Agreement, the relationship of the Parties and the interpretation and enforcement of the rights and duties of the Parties hereunder, (c) no other jurisdiction has a materially greater interest in the foregoing and (d) the application of Delaware law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware law hereunder, would have an interest in the foregoing.

6.8 Exclusive Jurisdiction. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if

such court shall be unavailable, any state or federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement or any of transactions contemplated hereby, on behalf of itself or its property, by U.S. registered mail to such Party’s respective address set forth in Section 6.2 (provided that nothing in this Section 6.8 shall affect the right of any Party to serve legal process in any other manner permitted by Law) and (d) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware). The Parties agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

6.9 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each Party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such Party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 6.9.

6.10 Legal Holidays. In the event that the Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

6.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.12 Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent) and no payments will be required to be made, upon the earliest to occur of (a) the payment by the Rights Agent to each Holder of all Milestone Payment Amounts required to be paid under the terms of this Agreement in accordance with Section 2.4(a), (b) the expiration of the Combination FDA Approval Milestone Period without achievement of the Combination FDA Approval Milestone and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. For the avoidance of doubt, the termination of this Agreement shall not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

6.13 Construction.

(a) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PFIZER INC.

By:
Name:
Title:

EQUINITI TRUST COMPANY, LLC

By:
Name:
Title:

Annex B

Item 1 of Annex B (Compensation-Related Disclosure Letter Rider) of the Company Disclosure Letter

Annex C

Press Release

Pfizer and Metsera Enter into Merger Agreement Amendment

Metsera’s Board of Directors Reaffirms Support of Merger with Pfizer

•	Revised transaction values Metsera at up to $86.25 per share

•	Metsera’s Board of Directors unanimously recommends that Metsera stockholders approve the adoption of the amended Pfizer merger agreement and approve the merger with Pfizer

•	Transaction creates real, certain and immediate value for Metsera’s stockholders and ensures Metsera’s important drug candidates can emerge as a key competitor available to all patients

NEW YORK, November 7, 2025—Metsera, Inc. (NASDAQ: MTSR) today announced that it has entered into an amended merger agreement with Pfizer, pursuant to which Pfizer will acquire Metsera for up to $86.25 per share, consisting of $65.60 per share in cash and a contingent value right (CVR) entitling holders to additional payments of up to $20.65 per share in cash.

The Metsera Board of Directors has determined that the revised terms represent the best transaction for shareholders, both from the perspective of value and certainty of closing. In addition, in light of recent circumstances, including the receipt by Metsera of a call from the U.S. Federal Trade Commission regarding potential risks from proceeding with the proposed Novo Nordisk structure under U.S. antitrust laws, the Metsera Board of Directors has further determined that the transaction proposed by Novo Nordisk presents unacceptably high legal and regulatory risks to Metsera and its stockholders compared to the proposed merger with Pfizer, including risks that the initial dividend may never be paid or may be subsequently challenged or rescinded. Metsera remains committed to the merger with Pfizer, which Metsera believes will deliver immediate and substantial value to Metsera stockholders, and the parties expect to close promptly following the stockholder meeting on November 13.

Metsera’s Board of Directors unanimously reaffirms its recommendation that the holders of Metsera common stock vote at the special meeting to approve the adoption of the amended Pfizer merger agreement and to approve the merger with Pfizer on the terms and subject to the conditions set forth in the amended Pfizer merger agreement.

Any questions related to the special meeting should be directed to our proxy solicitor, Innisfree M&A Incorporated, tollfree, at 1 (877) 825-8793.

Disclosure Notice

This release contains forward-looking information about, among other topics, Pfizer’s proposed acquisition of Metsera, Pfizer’s and Metsera’s pipeline products, including their potential benefits, potential best-in-class status, differentiation, profile and dosing, potential clinical trials, and the anticipated timing of completion of the proposed acquisition, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties relating to Pfizer’s proposed acquisition of Metsera include, among other things, risks relating to Pfizer’s litigation against the Company, including expenses from defending the litigation, potential damages or other losses resulting from the litigation, the impact of the litigation on the Company, its business and the market price of the Company’s common stock and the impact of the litigation on Novo Nordisk’s unsolicited proposal, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain the requisite vote by Metsera stockholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that more competing offers may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships, including Metsera’s ability to attract and retain highly qualified management and other clinical and scientific personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Pfizer’s or Metsera’s common stock and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition or Metsera’s business; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy; changes in tax and other laws, regulations, rates and policies; the uncertainties inherent in business and financial planning, including, without limitation, risks related to Pfizer’s business and prospects, adverse developments in Pfizer’s markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment, tariffs and other trade policies or economies generally; future business combinations or disposals; uncertainties regarding the commercial success of Metsera’s pipeline products or Pfizer’s commercialized and/or pipeline products; risks associated with Metsera conducting clinical trials and preclinical studies outside of the United States; Metsera’s reliance on third parties to conduct clinical trials and preclinical studies and for the manufacture and shipping of its product candidates; the risk that Metsera’s product candidates are associated with side effects, adverse events or other properties or safety risks; risks associated with Metsera’s license and collaboration agreements and future strategic alliances; Metsera’s ability to obtain, maintain, defend and enforce patent or other intellectual property protection for current or future product candidates or technology; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with initial, preliminary or interim data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; whether and when drug applications may be filed in any jurisdictions for Pfizer’s or Metsera’s pipeline products for any potential indications; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of such products; uncertainties regarding the impact of COVID-19; and competitive developments.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Pfizer and Metsera described in the “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results” (in the case of Pfizer) and “Special Note regarding Forward Looking Statements” (in the case of Metsera) sections of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the U.S. Securities and Exchange Commission (the “SEC”), all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Pfizer and Metsera assume no obligation to, and do not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. Neither Pfizer nor Metsera gives any assurance that it will achieve its expectations.

Additional Information and Where to Find It

In connection with Pfizer’s proposed acquisition of Metsera, Metsera has filed documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement has been mailed to Metsera’s stockholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by Metsera with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS THAT HAVE BEEN OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at Metsera’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in Metsera’s proxy statement. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, or at www.metsera.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Metsera and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Metsera in favor of the proposed transaction. Information about Metsera’s directors and executive officers is set forth in Part III of Metsera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 26, 2025. Additional information concerning the interests of Metsera’s participants in the solicitation, which may, in some cases, be different than those of Metsera’s stockholders generally, is set forth in Metsera’s proxy statement relating to the proposed transaction. These documents are available free of charge at the SEC’s web site at www.sec.gov and at www.metsera.com.

Press Contact

Teneo

TJ White Tj.white@teneo.com

(929) 736-3795